EXHIBIT 10.2

Quito, January 1, 2012

Subject:	Environmental Assessment Update
Performed by:	Ms. Paúl Tufiño M. / Corporación Sociedad para la Investigación y Monitoreo de la Biodiversidad Ecuatoriana, SIMBIOE (www.simbioe.org)

Contact:	simbioe@andinanet.net / corporación@simbioe.org

1.	Location and description of the area

The property called “El Juval” is located in the province of Morona Santiago on the border between this province and the provinces of Azuay, Cañar and Chimborazo (Image 1)

Image 1. General location of El Juval in Ecuador

Source: Google-earth

In the environmental context, approximately 90% of the area of El Juval belongs to the territory of Sangay National Park, which constitutes one of the 45 protected areas that Ecuador currently has (Image 2, Image 3).

Image 2. System of Protected Areas of Ecuador

Image 3. Location of El Juval in the context of the Sangay National Park Ecuador

2.           Flora

El Juval, as well as Sangay National Park, is located in the center of the Andean region of Ecuador. Therefore, the area of El Juval corresponds to the higher sections of the Cordillera Oriental (Eastern side of the Andes).

According to Valencia et al., Sangay National Park is the home of 586 endemic species of plants and near 45% of these corresponds to Orchids. Many of these species are present and protected within El Juval. Table 1 below mentions some of the most important.

Table 1. Listing of flora in the area, important for conservation

Scientific Name	Family	Threat Category
Stenandrium harlingii	Acanthaceae	VU
Ceraxylon amazonicum	Arecaceae	EN
Oreopanax ecuadorensis	Areliaceae	LC
Lepanthes condorensis	Orchidaceae	VU
Miconia pastazana	Melastomataceae	VU
Erythrodes lianganatensis	Orchidaceae	VU
Piper prietoi	Piperaceae	EN
EN: Endangered; VU: Vulnerable;
LC: Lesser Concern. Source:
Valencia et al. 2000

According to the vegetation proposal of Sierra (1999) the area of El Juval includes the following formations:

●	Herbaceous moor

●	Evergreen forest of the mountain foothills

●	Mountain cloud forest

●	High evergreen mountain forest

3.	Fauna

With respect to the fauna of the Sangay National Park, there are over 500 species of vertebrates. Among these, the most abundant are birds, with more than 343 species. With respect to amphibians and reptiles, more than 40 species have been registered.

Among the endemic mammals, we find the wild guinea pig (Cavia aperea) and the shrew of Azuay (Cryptotis montovaga). It is important to mention that in the higher areas both of the Sangal National Park and El Juval there are endangered species of mammals, such as the spectacled bear (Tremarctos ornatus) and the Mountain Tapir (Tapirus pinchaque; image 4).

Please find below (Table 2) a listing of mammals classified as endangered species of some kind, both in the area of Sangay National Park and El Juval.

Table 2. Listing of mammals in the area, important for conservation

Scientific Name	Family	Threat Category
Mountain tapir	Tapirus pinchaque	EN
Spectacled bear	Tremarctos ornatus	VU
Brown woolly monkey	Lagothrix lagotricha	VU
Bush dog	Speothos venaticus	VU
Oncilla	Leopardus tigrinus	NT
Pudú	Pudu mephistophiles	LC
EN
EN: Endangered; VU: Vulnerable;
LC: Lesser Concern; NT, Almost
Threatened. Source: Titita 2010;
UICN 2006; Gómez 1998

Image 4. Photograph of endangered mammals present in El Juval

Spectacled bear (Tremarctos ornatus)	Mountain tapir (Tapirus pinchaque)

Source: Dario Calero

Table 3 presents a listing of birds in some category of danger that have been reristered both in Sangay National Park and in El Juval.

Table 3. Listing of birds in the area, important for conservation

Scientific Name	Family	Threat Category
Condor of the Andes	Vultur gryphus	EN
Military Macaw	Ara militaris	VU
White-breasted Parakeet	Pyrrhura albipectus	VU
Wattled Guan	Aburria aburri	NT
Masked Mountain-tanager	Buthraupis Wetmorei	VU
Grey-breasted Mountain Toucan	Andigena Hypoglauca	NT
EN
EN: Endangered; VU: Vulnerable;

LC: Lesser Concern; NT, Almost Threatened. Source: Granizo et al. 2002; UICN 2006; Gómez 1998

Among the most important birds in terms of conservation, are the Grey-breasted Mountain Toucan (Andigena Hypoglauca) and the Wattled Guan (Aburria aburri, Image 5)

Image 5. Photograph of endangered birds present in El Juval

Wattled Guan (Aburria aburri)	Mountain Toucan (Andigena Hypoglauca)

Source: Dario Calero

4.       Ecosystem remanence

According to a study published by Roberto Sánchez (2003), during the period between the years of 1991 and 2000, approximately 17,828.32 km2 of natural forests in Ecuador disappeared, at an annual deforestation rate of 1.47%; this is the equivalent to the whole province of Sucumbíos.

The main causes are the advance of the agricultural frontier and an expansion of the urban area, followed by the deforestation phenomenon. All these activities have significantly affected the Sangay National Park, as indicated in the map of vegetation remains in Ecuador, published by Sierra (2000), however, in spite of all these problems, the best conserved area corresponds to the area of El Juval

Image 6 Vegetation remains in Ecuador (Sierra, 2000)

5.       Conservation importance of the area of El Juval

The conclusions of the analysis carried out show that the area El Juval has significant importance as one of the few remains of forests in this area. In fact, it practically constitutes the main remnant of Sangay National Park, which has been seriously affected by anthropogenic activities.

In this context, it constitutes an important refuge for endangered species, both within the flora and the fauna. For this reason, it is required that this area is preserved in an effective and sustainable manner.

In fact, in terms of conservation importance, the Sangay National Park and therefore El Juval make part of the eco-regional complex of the Northern Andes. This was identified in the Global 2000 by the World Wildlife Fund as a conservation unit of high priority, based on criteria such as: high diversity of species, rainfall, representation of bio-geographical units, and the high degree of endemism (BirdLife International, 2005).

On the other hand, even though this area is highly valuable from a conservationist viewpoint, it is not possible to disregard, furthermore, its enormous value as a source of “ecosystem services” for the inhabitants of the surrounding areas.

The Evaluation of Ecosystems of the Millennia defines “ecosystem services” as the benefits that people derive from ecosystems. This may be direct and indirect. Direct benefits refer to the production of supplies (water and food), or the regulation of cycles such as floods, soil degradation, drying, etc. Indirect benefits are related to the functioning of processes of the ecosystem that generates direct services such as the photosynthesis process and the formation and storage of organic matter; the cycle of nutrients; the creation and assimilation of soils, etc.

In fact, ecosystem services, particularly the water that flows by multiple springs and rivers located in this area, provides direct and indirect benefits to approximately 112 thousand people, who live in the cantons of which El Juval is part of (Alausí, Santiago, Sucua and Morona) (Table 4).

Table 4. Total area of El Juval and its political distribution.

Area of the property
Province of Chimborazo
Alausí Canton	10,262 ha
Province of Morona Santiago
Morona Canton	37,145 ha
Sucua Canton	19,309 ha
Santiago Canton	12,481 ha
Total	80,197 ha

6.       Environmental Appraisal of the Area

Without a doubt, a thorough economic assessment of the area, taking into account it value as a refuge for the conservation of unique natural resources of Ecuador (species of flora and fauna) as well as the ecosystem services it provides, would result in a figure beyond calculation.

Even more so when currently the area has enormous potential as an important area for the capture and natural drain of carbon, due to the varied and diverse ecosystems located there.

Consequently, considering all these different aspects, as well as the socioeconomic reality of Ecuador and the area in particular, we may conclude that El Juval cannot be appraised in less than USD 5,000 per hectare.

Consultant in charge

(Illegible signature)

Msc. Paul Tufiño M.

Corporación SIMBIOE